UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Southern National Bancorp of Virginia, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
THE HOLDING COMPANY
FOR

6830 Old Dominion Drive
McLean, Virginia 22101

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, May 17, 2012

Stockholders of Southern National Bancorp of Virginia, Inc.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Southern National Bancorp of Virginia, Inc. (the “Company”) will be held at International Country Club, 13200 Lee Jackson Highway, Fairfax, Virginia  22033, on Thursday, May 17, 2012, beginning at 2:00 p.m. (local time), for the following purposes:

1.
ELECTION OF DIRECTORS. To elect three (3) directors of Class III to serve on the Board of Directors of the Company until the Company’s 2015 Annual Meeting of Stockholders, and each until their successors are duly elected and qualified, or until their earlier resignation or removal;

2.
RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. To ratify the reappointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012;

3.	ADVISORY VOTE ON EXECUTIVE COMPENSATION. To conduct an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers; and
4.	OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement, which is attached hereto and made a part thereof.

The close of business on April 11, 2012 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.  A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the Company’s principal office at 550 Broadview Avenue, Warrenton, Virginia 20186 during usual business hours for a period of at least ten days prior to the Annual Meeting.

Your Vote is Important.

You are cordially invited and urged to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting in person, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may vote by signing, dating and mailing the proxy card, or by telephone or over the Internet by following the instructions at www.cfpproxy.com/6090. The proxy is revocable in the manner described in the proxy statement at any time before it is voted at the Annual Meeting.  If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or over the Internet.

If you plan to attend the Annual Meeting, please note that we may ask to see a valid picture identification, such as a driver’s license, to identify you as a stockholder. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Cameras (including cellular phones with photographic capabilities), recording devices and other similar electronic devices will not be permitted at the meeting. Please silence your cell phones during the Annual Meeting as a courtesy to others.

By order of the Board of Directors,

Georgia S. Derrico
Chairman of the Board and Chief Executive Officer
April 17, 2012
McLean, Virginia

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

PROXY STATEMENT
FOR
2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 17, 2012

General Information

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Southern National Bancorp of Virginia, Inc. (the “Company”) for use at the 2012 Annual Meeting of Stockholders of the Company to be held at International Country Club, 13200 Lee Jackson Highway, Fairfax, Virginia, on Thursday, May 17, 2012, beginning at 2:00 p.m. (local time), and any adjournments thereof (the “Annual Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2012 Annual Meeting of Stockholders.  This Proxy Statement, the Notice of Meeting and the enclosed proxy will first be sent to stockholders on or about April 17, 2012.  For information on how to vote your shares, see the instructions included on the enclosed proxy card and under “Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 17, 2012” and “Information About Voting” below.

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 17, 2012.

The Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.cfpproxy.com/6090.

Under rules adopted by the United States Securities and Exchange Commission (the “SEC”), the Company is furnishing proxy materials to its stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 17, 2012, the Company mailed to certain of its stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Company’s proxy materials, including the Company’s Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and how to access your proxy card to vote through the Internet or by telephone. This new process is designed to expedite stockholders’ receipt of proxy materials and lower the cost of the Annual Meeting. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.

Information About Voting

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock, $0.01 par value (“Common Stock”), at the close of business on April 11, 2012.

Stockholders can vote in person at the Annual Meeting or by proxy. You can vote by mail by signing, dating and mailing the enclosed proxy card, or by telephone or over the Internet by following the instructions at www.cfpproxy.com/6090.

If your shares are held in the name of a bank, broker of other holder of record, you will receive instructions from the holder of record, which you should follow in order to vote your shares.  If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. If you sign and return the card without indicating your instructions, your shares will be voted as follows:

●	FOR the election of the three (3) nominees for directors;

●	FOR the ratification of the reappointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

●	FOR the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to the Company’s Secretary, Devon Porter, prior to the Annual Meeting. Your most current proxy card or Internet proxy is the one that is counted. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Southern National Bancorp of Virginia, Inc., 550 Broadview Avenue, Warrenton, Virginia 20186, (540) 347-4521, Attention: Corporate Secretary.  Any stockholder who holds shares in street name with a bank or broker must contact that bank or broker if he or she wishes to revoke his or her proxy.

The Board of Directors knows of no other matters to be presented at the Annual Meeting.  If any other matter should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy will be voted with respect thereto in accordance with the judgment of the persons designated in the proxy.  The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Annual Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

Solicitation of Proxies

This proxy solicitation is made by the Board of Directors of the Company and the cost of this solicitation is being borne by the Company.  Proxies will be solicited through the mail and, if deemed advisable, directors, officers and regular employees of the Company may solicit proxies personally or by telephone or other means of communication, without being paid additional compensation for such services.  The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding the proxy materials to beneficial owners of the Company’s Common Stock.

Annual Report

The Company’s Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2011, as filed with the SEC, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

Only holders of record of Common Stock at the close of business on April 11, 2012 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.  On that date there were 11,590,212 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company.  The holders of at least a majority of the outstanding shares of Common Stock must be represented at the Annual Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business.  Abstentions and shares held of record by a broker or nominee that are voted on any matter will be included in determining whether a quorum exists.  Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares.  Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters.  The ratification of the reappointment of the independent registered public accounting firm is the only matter to be presented at the Annual Meeting that is considered routine under applicable rules.  The election of directors and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers are not deemed to be routine matters, so a broker is not permitted to vote on these matters without instructions from the beneficial owner of the shares.  If a stockholder holds shares in street name and does not provide voting instructions to its broker, those shares will be counted as broker non-votes in the election of directors and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers.

Directors will be elected by a plurality of the votes cast in person or by proxy.  Accordingly, the three Class III nominees receiving the highest number of votes cast by the holders of Common Stock will be elected.  There will be no cumulative voting in the election of directors.  A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees since broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the Annual Meeting.

The majority of the votes cast in person or by proxy is required to ratify the reappointment of the independent registered public accounting firm.  Broker non-votes will be deemed shares not present to vote on such matter and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter.  However, since the ratification of the appointment of the independent registered public accounting firm is considered a routine matter under applicable rules and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal.  Abstentions will have the effect of a vote against the ratification of the appointment of the independent registered public accounting firm.

The majority of the votes cast in person or by proxy is required to approve the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.  Broker non-votes will be deemed shares not present to vote on such matter and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter.  Abstentions will have the effect of a vote against the advisory (non-binding) proposal to approve the compensation of the Company’s named executive officers.

Item 1.
ELECTION OF DIRECTORS

Election Procedures; Term of Office

The Board of Directors currently consists of eight directors.  In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III.  The members of each class are elected for a term of office to expire at the third succeeding annual meeting of stockholders following their election.  The term of office of the current Class III directors expires at the Annual Meeting.  The terms of the Class I and Class II directors expire at the annual meeting of stockholders in 2013 and 2014, respectively.

The Nominating Committee has recommended to the Board, and the Board has approved, the nomination of Georgia S. Derrico, Charles A. Kabbash and W. Bruce Jennings to fill three Class III director positions. The three Class III nominees, if elected at the Annual Meeting, will serve until the annual meeting of stockholders in 2015.  The three Class III nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting will be elected.  Unless the authority to vote for the election of directors is withheld as to one or all of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees.  If the authority to vote for the election of directors is withheld as to one but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors.  The Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director.  All of the nominees have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled only by a majority vote of the remaining directors, even if less than a quorum of the Board of Directors.  A director appointed to fill a vacancy will be appointed to serve until the next annual meeting held for the election of directors, regardless of whether the class of director in which he serves is to be elected at such annual meeting.

The biographies of each of the nominees and continuing directors and executive officers below contains information regarding the person’s service as a director and/or executive officer, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director and/or executive officer.

Nominees for Election

The following table sets forth the name, age and positions with the Company and Sonabank (the “Bank”) for each nominee for election as a director of the Company:

Name	Age	Positions with the Company and Bank

Directors:

Georgia S. Derrico	67	Class III Director of the Company; Director of the Bank; Chairman of the Board and Chief Executive Officer of each of the Company and the Bank

Charles A. Kabbash	74	Class III Director of the Company; Director of the Bank

W. Bruce Jennings	62	Class III Director of the Company; Director of the Bank

Georgia S. Derrico has served as the Chairman of the Board and Chief Executive Officer of each of the Company and the Bank since July 2004.  Prior to co-founding the Company in July 2004, she was the Chairman of the Board and Chief Executive Officer of Southern Financial Bancorp, Inc. from 1986 until April 2004.  Southern Financial Bancorp, Inc. was the Nasdaq National Market System-listed bank holding company for the $1.5 billion (assets) Southern Financial Bank in Warrenton, Virginia, which was acquired by Provident Bankshares, Inc. in April 2004.  Ms. Derrico founded Southern Financial Bank in 1986.  Prior to that, she served as Senior Vice President, Chief Administrative and Credit Officer of the Multinational Division of Chemical Bank in New York City.  Ms. Derrico also served at Chemical Bank as the Vice President and District Head of the Mid-Atlantic region of the United States for the Corporate Banking Division.  She is the wife of Mr. R. Roderick Porter.  The Company believes Ms. Derrico’s qualifications to sit on the Board of Directors and serve as Chairman of the Board and Chief Executive Officer of the Company include her prior experience founding and growing banks in our market and her many years of banking experience, including those with the Company.

Charles A. Kabbash has served as a director of the Company and the Bank since April 2005.  Mr. Kabbash is the owner of 414 Associates, a real estate investment and holding company, operating primarily in the Charlottesville, Virginia area since 1984.  Mr. Kabbash is also a partner in Kabbash, Fox & Gentry Commercial Real Estate and the owner of Kabbash Business Brokerage, which negotiates the purchase or sale of businesses.  Both of these firms also operate primarily in the Charlottesville area.  In addition, Mr. Kabbash is the co-owner, along with his wife, Rebecca Gentry, of CandR LLC, a company investing in emerging businesses.  Mr. Kabbash was also a realtor at Summit Realty from 2002 to 2009.  Mr. Kabbash is heavily involved in the business, political and civic community in Charlottesville, Virginia.  The Company believes Mr. Kabbash’s qualifications to sit on the Board of Directors include his management and operational expertise from years spent as a professional realtor, investor and consultant.

W. Bruce Jennings is the owner of Fairfax City Self Storage, President and Owner of S.O. Jennings Construction Corporation and a general partner of Gateway Partnerships, which owns and operates various hotel properties.  Mr. Jennings has more than 35 years’ experience as a real estate investor and developer of various residential and commercial properties.  Mr. Jennings has been an active member of Sonabank’s Advisory Board since 2006, and was active on the Advisory Board of Southern Financial Bank from 1999 until 2004.  Mr. Jennings previously served on the Board of Directors of Horizon Bank of Virginia from 1993 until 1999, where he served on that board’s Audit, Budget and Compensation Committees and as Chairman of the Building and Lease Committee. Mr. Jennings has been a member of the Central Fairfax Chamber of Commerce Board of Directors since 1993, and served as Chairman in 2003.  He is also a member of the Fairfax Rotary Club and served as President from 2008 to 2009.  He is currently the President of the Virginia Self Storage Association and Vice President of the Washington Area Self Storage Association.  Mr. Jennings is also involved in other business and civic organizations in Northern Virginia, where he has been a lifelong resident. The Company believes Mr. Jennings’ qualifications to sit on the Board of Directors include his extensive experience as a real estate investor and developer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE
NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Class I and Class II directors whose terms of office do not expire at the Annual Meeting, and the executive officers of the Company and the Bank who are not also directors:

Name	Age	Positions with the Company and Bank

Directors:

R. Roderick Porter	66	Class I Director of the Company; Director of the Bank, Vice Chairman of the Board and President and Chief Operating Officer of each of the Company and the Bank

Frederick L. Bollerer	69	Class II Director of the Company; Director of the Bank

Neil J. Call	78	Class II Director of the Company; Director of the Bank

John J. Forch	62	Class II Director of the Company; Director of the Bank

Executive officers who are not also directors:

Thomas P. Baker	65	Senior Vice President and Chief Credit Officer of each of the Company and the Bank

William H. Lagos	61	Senior Vice President and Chief Financial Officer of each of the Company and the Bank

William H. Stevens	67	Executive Vice President and Chief Risk Officer of each of the Company and the Bank

R. Roderick Porter has served as the Vice Chairman of the Board, President and Chief Operating Officer of each of the Company and the Bank since July 2004.  Prior to co-founding the Company in July 2004, he was the President and Chief Operating Officer of Southern Financial Bancorp, Inc. from April 1998 until April 2004. Southern Financial Bancorp, Inc. was the Nasdaq National Market System-listed bank holding company for the $1.5 billion (assets) Southern Financial Bank, Warrenton, Virginia, which was acquired by Provident Bankshares, Inc. in April 2004.  From 1994 to 1998, he was President of FX Concepts, Ltd., an international money management firm located in New York City.  Prior to that, he served as Chairman of Newmarket Capital Corp., a mortgage banking company, and a Principal of Morgan Stanley.  Mr. Porter also spent 15 years at Chemical Bank, including as a Senior Vice President in Chemical Bank’s treasury department where he was responsible for asset/liability management, the U.S. government and municipal securities portfolio, all U.S. dollar-denominated funding for the bank and the holding company, money market trading and the discount brokerage operation.  Prior experience at Chemical Bank included tours as Vice President and General Manager for Northern Europe, based in London, and for Chemical Japan, based in Tokyo.  Mr. Porter is the husband of Ms. Georgia S. Derrico.  The Company believes Mr. Porter’s qualifications to sit on the Board of Directors and serve as Vice Chairman of the Board and President and Chief Operating Officer of the Company include his many years of banking experience and proven leadership in the success of the Company.

Frederick L. Bollerer has served as a director of the Company and the Bank since May 2007.  Mr. Bollerer is currently the Director and CEO of the Corcoran Gallery of Art.  In addition, for the past ten years Mr. Bollerer has been a Partner of Venture Philanthropy Partners, in which he was one of the two organizing partners.  Venture Philanthropy Partners is a consulting firm focused on strategy and execution of strategy in the nonprofit arena, and clients of the firm include medium and large nonprofits as well as foundations, arts groups and conservation organizations.  The company also does a limited amount of work with for profit companies.  Prior thereto, Mr. Bollerer was President and CEO of Riggs Bank, N.A.  Mr. Bollerer has spent over 30 years in the banking industry.  The Company believes Mr. Bollerer’s qualifications to sit on the Board of Directors include his 35-plus years of banking experience and expertise in corporate strategy development.

Neil J. Call has served as a director of the Company and the Bank since April 2005.  Mr. Call, now retired, was an Executive Vice President of MacKenzie Partners, Inc., a New York City financial consulting company, since 1990.  Mr. Call was formerly the Executive Vice President and co-founder of the Proxy/M&A Group at Dewe Rogerson, Inc., the predecessor firm to MacKenzie Partners.  In addition, Mr. Call was a director of Southern Financial Bancorp, Inc. and Southern Financial Bank from 1986 until April 2004 and was chairman of that board’s Audit Committee.  From 1986 to 1989, he served as Executive Vice President of D.F. King and Co.  Prior to that he was with Gulf + Western Industries (now Paramount Communications), most recently as Executive Vice President/Finance, and previously as Director of Corporate Communications and Investor Relations.  He also spent six years with Ford Motor Company’s Finance Division.  Mr. Call is a Certified Public Accountant in the State of Michigan.  The Company believes Mr. Call’s qualifications to sit on the Board of Directors include his many years of service as a board member of financial institutions and his financial expertise.

John J. Forch has served as a director of the Company and the Bank since July 2005.  Mr. Forch is the founder and the Managing Partner of Forch & Associates, LLC, a financial services firm based in Northern Virginia.  Mr. Forch was formerly a partner with PricewaterhouseCoopers LLC, from which he retired in 2002.  With the firm he served in various senior management and client service partner positions in the Miami and Washington, D.C. offices.  Mr. Forch is a Certified Public Accountant in the Commonwealth of Virginia and the State of Florida.  The Company believes Mr. Forch’s qualifications to sit on the Board of Directors include his extensive experience with public and financial accounting matters for a variety of organizations.

Executive Officers of the Company

Thomas P. Baker joined the company in 2005 as Senior Vice President in charge of Commercial Lending in Central Virginia and became Senior Vice President and Chief Credit Officer in July 2010.  Prior to this Mr. Baker was Executive Vice President of Southern Financial Bank responsible for Commercial Lending in Central Virginia from 2001 to April 2004 when it was acquired by Provident Bankshares, Inc.  Mr. Baker held a similar position with Provident until he left in late 2004 to help form the Bank.  From 1990 until 2001, he was President and Chief Executive Officer of Guaranty Financial Corporation in Charlottesville, Virginia.  Prior to 1990, Mr. Baker was the President of a financial institution in Central Virginia for 14 years.  In addition, Mr. Baker worked as the Chief Financial Officer of another small financial institution.  He began his career as a certified public accountant with a national accounting firm.  The Company believes Mr. Baker’s qualifications to serve as Senior Vice President and Chief Credit Officer of the Company include his many years of banking experience in commercial lending and other management positions with financial institutions in the Bank’s primary markets.

William H. Lagos has served as the Senior Vice President and Chief Financial Officer of the Company and the Bank since November 2004.  From September 1986 until April 2004, Mr. Lagos was the Senior Vice President and Controller of Southern Financial Bank, the operating subsidiary of Southern Financial Bancorp, Inc., which was acquired by Provident Bankshares, Inc. in April 2004.  Mr. Lagos participated in the Company’s organization commencing in November 2004.  The Company believes Mr. Lagos’s qualifications to serve as Senior Vice President and Chief Financial Officer of the Company include his prior experience at Southern Financial Bank and his continuing role and experience with the Company.

William H. Stevens has served as the Executive Vice President and Chief Risk Officer of the Company and the Bank since February 2010.  Prior to then, he was Executive Vice President of Credit Administration of the Company and the Bank since April 2005.  From 1999 until April 2004, Mr. Stevens was the Executive Vice President of Credit Administration for Southern Financial Bank, the operating subsidiary of Southern Financial Bancorp, Inc., which was acquired by Provident Bankshares, Inc. in April 2004.  He resigned as a Senior Vice President of Credit Administration from Provident Bankshares, Inc. in April 2005 when he joined the Company.  From 1991 to 1999, Mr. Stevens served as a Senior Analyst in the Office of the Inspector General of the Federal Deposit Insurance Corporation.  Prior to that he was an Executive Vice President at Riggs Bank, N.A. in Washington, D.C. where he managed the bank’s commercial real estate and single family lending activities.  He served for three years as President and COO of Anchor Mortgage Services.  His background also includes 18 years at Chemical Bank, where he was a Senior Vice President, Real Estate.  The Company believes Mr. Stevens’ qualifications to serve as Executive Vice President and Chief Risk Officer of the Company include his many years of banking experience, both at financial institutions and at the FDIC.

Each executive officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of the Company held nine (9) meetings during 2011.  There was no director who attended less than 75% of the aggregate of the (1) total number of meetings of the Board and (2) total number of meetings held by committees on which he or she served.  Each director is expected to dedicate sufficient time, energy and attention to company matters to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company, the Board and Committees of which he or she is a member.

Board Leadership Structure

Georgia S. Derrico has served as the Chairman of the Board and Chief Executive Officer of the Company since January 2005 and of the Bank since it commenced operations in April 2005.

The Chairman of the Board organizes the work of the Board and ensures that the Board has access to sufficient information to enable the Board to carry out its functions, including monitoring the Company’s and the Bank’s performance and the performance of management.  In carrying out this role, the Chairman, among other things: (1) presides over all meetings of the Board of Directors and stockholders; (2) establishes the annual agenda of the Board and agendas of each meeting in consultation with the President of the Company, R. Roderick Porter; (3) oversees the distribution of information to Directors; (4) advises with respect to the work of each Committee and reviews (with the Nominating Committee) changes in Board membership and the membership and chair of each committee; (5) coordinates periodic review of management’s strategic plan for the Company and the Bank; and (6) coordinates the annual performance review of the key senior officers.

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because she is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development.  The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise.  The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

The Board of Directors has not formally designated a lead independent director.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s asset quality, securities portfolio, capital, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements as well as overseeing succession planning.  The Audit Committee oversees management of financial and regulatory risks.  The Nominating Committee manages risks associated with Board of Directors, including the independence and competence of the directors.  The Asset-Liability Management Committee is responsible for overseeing the management of risks regarding the Bank’s policies and procedures related to investments in securities.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Committees of the Board of Directors

The Company’s Board of Directors has four committees, the Audit Committee, the Compensation Committee, the Asset-Liability Management Committee and the Nominating Committee, each of which is described below.

Audit Committee. The members of the Audit Committee are Neil J. Call (Chairman), John J. Forch and Frederick L. Bollerer all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards and in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has determined that all of the Audit Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit Committee. The Board has further determined that Neil J. Call, the Chairman of the Audit Committee, has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC, and has the financial literacy and accounting or financial qualifications and experience to provide effective oversight of the Audit Committee.  The Audit Committee operates pursuant to a written charter, which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com.

As set forth in the Audit Committee’s charter the functions of the Audit Committee are to assist the Board in its oversight of:

●	the integrity of the Company’s financial statements;

●	the adequacy of the Company’s system of internal controls;

●	the Company’s compliance with regulatory requirements;

●	the qualifications and independence of the Company’s independent registered public accountants; and

●	the performance of the Company’s independent registered public accountants and of the Bank’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:

●	monitors the preparation of quarterly and annual financial reports by the Company’s management;

●
supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants; and

●
oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Bank’s internal auditing program.

The Audit Committee meets at least quarterly and met four times during 2011.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accountants and with the Bank’s internal auditors, in each case without the presence of the Company’s or the Bank’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the independent registered public accountants all annual and quarterly financial statements prior to their issuance.  During 2011, management of the Company advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee.

Compensation Committee.  The members of the Compensation Committee are John J. Forch (Chairman), Neil J. Call, Frederick L Bollerer and Charles A. Kabbash, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards.  The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Bank’s senior management, which includes the Company’s named executive officers, evaluating the performance of senior management and, either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the Chief Executive Officer, and making recommendations regarding compensation of other executive officers and certain compensation plans to the Board.  In addition, the Compensation Committee is responsible for the oversight of succession planning for the Company and the Bank.  The Compensation Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com.  In 2011, the Compensation Committee met two times.

Asset-Liability Management Committee.  The members of the Asset-Liability Management Committee are R. Roderick Porter (Chairman), Charles A. Kabbash and Bruce Jennings. The Asset-Liability Management Committee ensures that the Bank’s investment policies and procedures are adequate and that the Bank’s investments in securities are consistent with the guidelines established in the Bank’s policies and comply with applicable laws and regulations.  The Committee evaluates the performance of the securities portfolio to ensure that the Bank’s objectives with respect to diversification, liquidity, and quality are met.  While management is responsible for purchase decisions with respect to investment securities, the Asset-Liability Management Committee is responsible for reviewing and ratifying management’s investment transactions.  The Asset-Liability Management Committee is also responsible for reviewing the entire balance sheet to ensure that products and funding sources meet with the Board’s policies relating to asset-liability and interest rate risk management. The Asset-Liability Management Committee generally meets quarterly and met four times in 2011.

Nominating Committee.  The Nominating Committee is responsible for making recommendations to the Board regarding the membership of the Board, including:

●	recommending to the Board the slate of director nominees for election at the annual meeting of stockholders;

●	considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, including candidates that may be recommended by stockholders;

●	establishing criteria for selecting new directors; and

●	reviewing the backgrounds and qualifications of possible candidates for director positions.

The Nominating Committee operates pursuant to a written charter, a copy of which is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com.  The members of the Nominating Committee are Charles A. Kabbash (Chairman), Neil J. Call and John J. Forch, all of whom the Board has determined to be “independent directors” as defined under the NASDAQ Stock Market listing standards.  The Nominating Committee met one time in 2011.

Director Nominations Process

The Nominating Committee considers nominees to serve as directors of the Company and recommends such persons to the Board of Directors.  The Nominating Committee also considers director candidates recommended by stockholders if such candidates appear to be qualified to serve on the Company’s Board of Directors and meet the criteria for nominees considered by the Nominating Committee.  The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board.  In order to avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below in the section titled “Procedures to be Followed by Stockholders.”

Criteria for Director Nominees.

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  The Nominating Committee considers the following criteria in selecting nominees: financial expertise and business experience; familiarity with and participation in the local community and the nominee’s ability to refer business to the Company; integrity, honesty and reputation; dedication to the Company and its stockholders, including the nominee’s ownership of the Company’s Common Stock; independence; and any other factors the Nominating Committee deems relevant, including age, size of the Board of Directors and regulatory disclosure obligations.  The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints.

The Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board at the time.  The Nominating Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the regulations of the SEC.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee considers and reviews an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Director Nominees.

Pursuant to the Nominating Committee Charter as approved by the Board of Directors, the Nominating Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors.  The process that the Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is set forth below.

Identification.  For purposes of identifying nominees for the Board of Directors, the Nominating Committee will rely on personal contacts of the members of the Board of Directors as well as their knowledge of members of the Bank’s local communities.  The Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below in the paragraph titled “Procedures to be Followed by Stockholders.”  The Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation.  In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.  In addition, for any new director nominee, the Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Procedures to be Followed by Stockholders.

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the prior notice and information provisions contained in the Company’s Amended and Restated Bylaws.  In order for a director nomination to be timely, a stockholder’s notice to the Company must be received at the Company’s offices not later than February 16, 2013, the 90th day prior to the anniversary date of the immediately preceding annual meeting.  To submit a nomination of a director candidate, a stockholder must submit the following information in writing, addressed to the Chairman of the Nominating Committee, care of the Corporate Secretary, at the Company’s main office:

●	The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

●
A representation that the stockholder is a holder of record of stock of the Company entitled to vote at the annual meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

●
If applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

●
Such other information regarding each nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto; and

●	Such nominee’s consent to serve as a director of the Company if so elected.

A nomination of any person not made in compliance with the foregoing procedures may not be eligible to be voted upon by the stockholders at the meeting.

If the Nominating Committee receives a director nomination from a stockholder or group of stockholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and stockholder or group of stockholders recommending the candidate and will disclose in its proxy statement whether the Nominating Committee chose to nominate the candidate, as well as certain other information.

Stockholder Communications with Directors; Director Attendance at Annual Meeting

The Board of Directors will give appropriate attention to written communications received from stockholders, and will respond if and as appropriate.  Stockholders or other interested parties can contact any director or committee of the Board of Directors by writing to them in care of Devon Porter, Corporate Secretary, 550 Broadview Avenue, Warrenton, Virginia 20186.  Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.  Other concerns will also generally be referred to the Audit Committee.

In addition, the Board of Directors encourages directors to attend the annual meeting of stockholders.  All but two of the Company’s directors attended the Company’s 2011 Annual Meeting of Stockholders held on April 28, 2011.

Code of Ethics

The Company’s Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees, including the Company’s Chairman of the Board and Chief Executive Officer and senior financial officers.  The Board designed the Code in an effort to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by the Company, compliance with applicable laws, prompt internal reporting of violations of the Code of Ethics, and accountability for adherence to the Code.  The Code of Ethics is available electronically in the corporate governance section of the Investor Relations page of the Company’s website at www.sonabank.com.

Director Independence

During the review by the Company’s Board of Directors of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Party Transactions” below.  The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates.  The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all of the Company’s directors, with the exception of Georgia S. Derrico and R. Roderick Porter, are independent directors as defined by the listing standards of the NASDAQ Stock Market.  Both Ms. Derrico and Mr. Porter are considered to be “inside” directors because of their employment as senior executives of the Company.  Ms. Derrico and Mr. Porter are husband and wife, and their adult son, R. Devon Porter, is the Secretary of each of the Company and the Bank and is employed by the Bank as a Senior Vice President.

The independent directors of the Company hold executive sessions from time to time without the Chief Executive Officer or any other member of management present.  In 2011, the independent directors held two executive sessions.

DIRECTOR COMPENSATION

In 2011, directors of the Company did not receive a fee for attending Company, Board or committee meetings.  All of the directors of the Company are also directors of the Bank and each non-employee director of the Bank received a fee of $750 for each Bank Board meeting attended and $350 for each Bank committee meeting attended, plus reimbursement for any travel, food and lodging expenses.  Any non-employee directors who attended either Bank Board or committee meetings by conference telephone received one-half of the fees for such meetings.  In recognition of service as a director in 2010, on March 21, 2011, the Board granted options to each non-employee director to acquire 1,000 shares of Common Stock of the Company that will vest ratably over five years.  Directors who are also employees of the Company or the Bank received no additional compensation for their service as a director.

The following table contains information concerning the compensation of the directors of the Bank for the fiscal year ended December 31, 2011.  The named executive officers who also serve as directors did not receive any compensation for their service as directors for the fiscal year ended December 31, 2011.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Frederick L. Bollerer	8,575	4,390	12,965
Neil J. Call	8,200	4,390	12,590
John J. Forch	10,225	4,390	14,615
Charles A. Kabbash	10,225	4,390	14,615
Robin R. Shield(2)	9,350	4,390	13,740

(1)
Represents the grant date fair value of 1,000 stock options awarded to each of the non-employee directors on March 21, 2011, pursuant to the Company’s Option Plans in the fiscal year ended December 31, 2011, which were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Options (“ASC Topic 718”).  Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2011 included in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.  As of December 31, 2011, our directors held the following aggregate number of stock options: Mr. Bollerer, 4,000; Mr. Call, 5,100; Mr. Forch, 5,100; Mr. Jennings, 0; Mr. Kabbash, 5,100; and Ms. Shield, 5,100.  As of December 31, 2011, our directors did not hold any stock awards.

(2)	Ms. Shield resigned from the Board on April 12, 2012.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

This section discusses the Company’s compensation program, including how it relates to the executive officers named in the compensation tables that follow (who we sometimes refer to below and elsewhere in this proxy statement as the “named executive officers”).  No executive officer of the Company is paid a salary, bonus or other form of compensation other than options to purchase shares of the Company’s Common Stock for their service to the Company.  The executive officers of the Company currently hold the same executive officer positions with the Bank and all executive compensation is paid by the Bank for services performed by executives of the Bank.  Accordingly, the following discussion of executive compensation relates to the compensation by the Bank to executives of the Bank.

The primary objective of our executive compensation program is to attract, retain and motivate key employees and enable those persons to participate in the long-term success of the Company while also advancing the interests of our stockholders.  As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual’s and the organization’s performance in achieving certain goals and objectives and in helping to build value for our stockholders.  Set forth below is an analysis of our compensation program, the material compensation policy decisions we have made under this program and the material factors that we considered in making those decisions. Our named executive officers are:

●	Thomas P. Baker, Senior Vice President and Chief Credit Officer;

●	Georgia S. Derrico, Chairman of the Board and Chief Executive Officer;

●	William H. Lagos, Senior Vice President and Chief Financial Officer;

●	R. Roderick Porter, President and Chief Operating Officer; and

●	William H. Stevens, Executive Vice President and Chief Risk Officer.

Overview of Compensation Program

The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies.  John J. Forch, Neil J. Call, Frederick L. Bollerer and Charles A. Kabbash, each of whom the Board of Directors has determined to be an independent director, as defined in the NASDAQ Stock Market listing standards, serve on the Compensation Committee.  In addition, the Compensation Committee and the Board have reviewed the compensation policies and practices for all employees and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy and Objectives

The fundamental objectives of the Bank’s executive compensation policies are to ensure that Bank executives are provided incentives and compensated in a way that advances both the short- and long-term interests of stockholders while also ensuring that the Company and the Bank are able to attract, retain and motivate executive management talent.  Accordingly, compensation is based on:  (1) the employee’s individual performance and his or her ability to lead the Company and the Bank to achieve their respective financial goals and (2) the Company’s consolidated financial performance.  In making decisions with respect to any element of an executive officer’s compensation, the Committee considers the total compensation that may be awarded to the executive officer, including salary, annual bonus, long-term equity incentive compensation, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits.  The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Setting Executive Compensation

In reviewing the 2011 compensation of each of the named executive officers, the Compensation Committee reviewed all components of their respective compensation, including base salary, annual bonus, long-term equity incentive compensation, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits.  In addition, the Compensation Committee reviewed each executive officer’s compensation history and performance information and the market data discussed below.

Market Data

The Compensation Committee chose not to retain a compensation consultant in 2011. Instead, the Compensation Committee reviewed the overall compensation of the named executive officers in comparison to the compensation of executive officers at Mid-Atlantic banks with total assets comparable to that of the Company during the prior year.  The Compensation Committee reviewed the base salary, bonus, value of stock compensation and value of option compensation of similarly-situated executive officers at Mid-Atlantic bank holding companies included in the ABA Compensation and Benefits Survey report. The survey is prepared annually by the ABA and is administered by enetrix, a Division of Gallup, Inc.  The survey invitation was extended to over 5,000 banks of which 386 responded. Respondents provided data with respect to each institution’s salary and benefits by position in the organization. The results were reported by size of the institution and by region.

The Company did not benchmark the compensation of its named executive officers to a certain percentage or range of compensation within the market data provided in the survey.  Instead, the Compensation Committee used this information as a point of reference for measurement, but not as the determinative factor in setting the compensation of the Company’s named executive officers. The Compensation Committee did not use the compensation data to “target” a specific compensation level for any given executive.  Rather, the Compensation Committee uses its understanding of peer group compensation as a starting point for its decision making.

Because the comparative compensation information is just one of the analytical tools that are used in setting named executive officer compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, the Compensation Committee may elect not to use the comparative compensation information at all in the course of making compensation decisions.

Role of Executives in Establishing Compensation

The Compensation Committee makes all decisions with respect to compensation of the named executive officers, subject to review and approval by the full Board of Directors.  The Chairman of the Board and Chief Executive Officer reviews the performance of the Company’s executive officers (other than herself and the President) and, based on that review, provides input regarding the performance of the other executive officers and makes recommendations to the Compensation Committee for compensation amounts payable to the other executive officers of the Company, including the other named executive officers.  Neither the Chairman of the Board and Chief Executive Officer nor the President is involved with any aspect of determining her or his own pay.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation.

At the 2011 annual meeting of shareholders, approximately 87.6% of the shares represented and entitled to vote at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2011 Proxy Statement.  In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong shareholder support. In light of the strong shareholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Board and the Compensation Committee have not made any specific changes to our executive compensation program for 2012.

Also at the 2011 annual meeting of shareholders, our shareholders expressed a preference that advisory votes on executive compensation be held on an annual basis.  Consistent with this preference, the Board determined to implement an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of shareholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Components of Executive Compensation

The principal components of the executive compensation program of the Company (through the Bank) are:

●	base salary;

●	cash incentive award;

●	long-term equity incentive awards;

●	perquisites and other personal benefits; and

●	in the case of the Chief Executive Officer and President, a SERP and change in control agreements.

Base Salary

Salaries provide executive officers with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent.  Generally, base salaries are not based on specific measures of corporate performance, but are determined by tenure of service, scope of the position, including current job responsibilities, relative salaries of the Company’s peers and the officer’s individual performance and contribution to the Company.  The Company’s base salaries are adjusted based on factors such as individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company as well as the Compensation Committee’s subjective judgment.  The Compensation Committee monitors the base salary levels and the various incentives of the named executive officers of the Company to ensure that overall compensation is consistent with the Company’s objectives and remains competitive within the area of the Company’s operations.

As a result of the Compensation Committee’s review of compensation for each named executive officer, as discussed above, the Compensation Committee implemented an increase of approximately 5% in the Chief Executive Officer’s and President’s base salary and increases of less than 5% in the base salaries of the other named executive officers.

Cash Incentive Awards

The purpose of the cash incentive award is to motivate, reward and retain the named executive officers who are critical to the Company’s ongoing success.  In determining the cash incentive, the Compensation Committee takes into consideration the Company’s performance compared to its budget, stockholder return over the long term, the operating ratios of return on assets and return on equity and the efficiency ratio.  In setting the goals and measuring an executive’s performance against those goals, the Company considers the performance of its competitors and general economic and market conditions.  None of the factors included in the Company’s strategic and business goals are assigned a specific weight.  Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt the Company’s operations to specific business challenges and to reflect changing economic and marketplace conditions. In addition, the Compensation Committee may also perform a subjective evaluation of the extent to which the named executive officers contributed to the enhancement of the Company during an acquisition and/or exhibited team oriented behavior that contributed to the success of the Company. The Compensation Committee considers the Chief Executive Officer’s and President’s participation in the SERP and the benefits to be provided by that plan when determining the cash incentive to be paid to those individuals.

As a result of the Compensation Committee’s review of compensation for each named executive officer, as discussed above, the Compensation Committee awarded each of named executive officers, other than Mr. Stevens, the bonus reported in the “Bonus” column of the Summary Compensation table later in this Proxy Statement.

Long-Term Equity Incentive Awards

The Company maintains an equity compensation program for its named executive officers and other key employees, in order to attract, retain and motivate key employees and enable those persons to participate in the long-term success of the Company.  Stock options have been the Company’s only form of long-term incentive compensation, and may be subject to performance-based and/or time-based vesting requirements.  Stock options currently outstanding have been granted pursuant to two Company plans: the Company’s 2004 Stock Option Plan (the “2004 Plan”) and the Company’s 2010 Stock Awards and Incentive Plan (the “2010 Plan”).  Similar to prior years, the Compensation Committee granted stock options to each of the named executive officers, other than Mr. Stevens, in 2011, as reported in the Grants of Plan-Based Awards for 2011 table later in this Proxy Statement.

Perquisites and Employee Benefit Plans

Perquisites represent a small part of the Company’s executive compensation program.  The Compensation Committee reviews annually the perquisites provided to the named executive officers, and offers such benefits after consideration of the business need.  Currently, the Company provides a car allowance to Mr. Porter and, for Ms. Derrico and Mr. Porter, a part time personal assistant as described in the footnotes to the Summary Compensation Table. The named executive officers are eligible to participate in the same employee benefits plans that are generally available to all Company employees.

Supplemental Executive Retirement Plan (SERP)

Effective August 1, 2007, the Bank entered into a SERP with each of the Chief Executive Officer and the President to encourage such officers to remain employees of the Bank and the Company.  The SERP is designed to provide a certain level of post-retirement income to the two individuals who have a significant impact on the long-term growth and profitability of the Company.  See “Pension Benefits,” below, for additional information regarding the SERP.

Change in Control Agreements

In 2006, the Company entered into change in control agreements with Ms. Derrico and Mr. Porter.  The Compensation Committee believes that these agreements are important retention tools and encourage the executive’s attention to the Bank during times that may create personal uncertainties for the executives.

 Summary Compensation Table

The following table provides information regarding the compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (the “named executive officers”) for the fiscal years ended December 31, 2011, 2010 and 2009.  As of the end of the last fiscal year, in addition to the Chief Executive Officer and the Chief Financial Officer, Thomas P. Baker, R. Roderick Porter and William H. Stevens were the only other executive officers of the Company and the Bank.

Name	Year		Salary ($)	Bonus ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas P. Baker Senior Vice President and Chief Credit Officer	2011 2010	(1)	172,833 161,161	5,000 —	65,850 12,120	— —	— —	243,683 173,281
Georgia S. Derrico Chairman of the Board and Chief Executive Officer	2011 2010 2009		282,531 267,969 255,208	43,200 36,000	87,800 20,200 42,180	125,479 117,919 94,904	19,071 23,675 14,344	558,081 424,763 442,636
William H. Lagos Senior Vice President Chief Financial Officer	2011 2010 2009		139,704 133,324 127,673	5,000 — 8,000	17,560 10,100 11,520	— — —	— — —	162,264 143,424 147,193
R. Roderick Porter President and Chief Operating Officer	2011 2010 2009		220,368 209,016 199,063	33,600 — 28,000	87,800 20,200 42,180	97,135 91,283 73,468	24,571 28,475 19,144	463,474 343,974 361,855
William H. Stevens Executive Vice President and Chief Risk Officer	2011 2010 2009		155,547 184,818 182,988	— — —	— 6,060 3,345	— — —	— — —	155,547 190,878 186,333

(1)	Mr. Baker has been in the employ of the Company since 2005 and became a named executive officer of the Company in 2010.

(2)
Represents the aggregate grant date fair value of stock options awarded pursuant to the Company’s Option Plans in the applicable fiscal year, computed in accordance with ASC Topic 718.  Assumptions used in the calculation of the amounts for 2011 are included in Note 14 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2011 included in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.  Assumptions used in the calculation of the amounts for 2010 are included in Note 14 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.  Assumptions used in the calculation of the amounts for 2009 are included in Note 14 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2009 included in its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(3)	Reflects the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the SERP.

(4)
For 2011, reflects one-quarter of the total 2011 compensation of $76,284 of a bank employee of who devotes 25% of her time acting as a personal assistant to Georgia S. Derrico, 25% of her time acting as a personal assistant to R. Roderick Porter and 50% of her time to the Bank. Also includes for Mr. Porter a $5,500 for an automobile allowance.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table sets forth the individual grants of awards made to each of the named executive officers during 2011.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)(1)
Thomas P. Baker	03/21/2011	15,000	7.20	65,850
Georgia S. Derrico	03/21/2011	20,000	7.20	87,800
William H. Lagos	03/21/2011	4,000	7.20	17,560
R. Roderick Porter	03/21/2011	20,000	7.20	87,800
William H. Stevens	-	-	-	-

(1)
Represents the grant date fair value of stock options awarded pursuant to the Company’s Option Plans in 2011, computed in accordance with ASC Topic 718.  Assumptions used in the calculation of the amounts are included in Note 14 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2011 included in its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table contains information concerning the named executive officers’ outstanding stock options as of December 31, 2011.  As of December 31, 2011, the named executive officers did not hold any stock awards.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)		Option	Option
Name	Exercisable	Unexercisable		Exercise Price ($)	Expiration Date
Thomas P. Baker	22,000			9.09	11/17/2015
	1,200	800	(1)	9.20	01/23/2018
	800	1,200	(2)	5.50	01/27/2019
	800	1,200	(3)	8.02	07/29/2019
	600	2,400	(4)	7.04	07/27/2020
		15,000	(5)	7.20	03/21/2021

Georgia S. Derrico	27,500			9.09	04/14/2015
	2,750			9.09	11/17/2015
	6,000	4,000	(1)	9.20	01/23/2018
	4,400	6,600	(2)	5.50	01/27/2019
	2,000	3,000	(3)	8.02	07/29/2019
	1,000	4,000	(4)	7.04	07/27/2020
		20,000	(5)	7.20	03/21/2021

William H. Lagos	12,650			9.09	04/14/2015
	1,650			9.09	11/17/2015
	2,100	1,400	(1)	9.20	01/23/2018
	800	1,200	(2)	5.50	01/27/2019
	800	1,200	(3)	8.02	07/29/2019
	500	2,000	(4)	7.04	07/27/2020
		4,000	(5)	7.20	03/21/2021

R. Roderick Porter	27,500			9.09	04/14/2015
	2,750			9.09	11/17/2015
	6,000	4,000	(1)	9.20	01/23/2018
	4,400	6,600	(2)	5.50	01/27/2019
	2,000	3,000	(3)	8.02	07/29/2019
	1,000	4,000	(4)	7.04	07/27/2020
		20,000	(5)	7.20	03/21/2021

William H. Stevens	16,500			9.09	04/14/2015
	900	600	(1)	9.20	01/23/2018
	600	900	(2)	5.50	01/29/2019
	300	1,200	(4)	7.04	07/27/2020

(1)           The options vest in two equal installments on each of January 23, 2012 and January 23, 2013.
(2)           The options vest in three equal installments on January 27 of each of 2012, 2013 and 2014.
(3)           The options vest in in three equal installments on July 29 of each of 2012, 2013 and 2014.
(4)           The options vest in four equal installments on July 27 of each of 2012, 2013, 2014 and 2015.
(5)           The options vest in five equal installments on each of March 21, 2012, 2013, 2014, 2015 and 2016.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of Ms. Derrico and Mr. Porter, and the number of years of service credited to each such named executive officer under his or her supplemental executive retirement agreement (“SERP”).  Messrs. Baker, Lagos and Stevens do not participate in a SERP.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit($)(2)	Payments During Last Fiscal Year($)
Thomas P. Baker	-	-	-	-
Georgia S. Derrico	SERP	4.42	465,581	-
William H. Lagos	-	-	-	-
R. Roderick Porter	SERP	4.42	360,414	-
William H. Stevens	-	-	-	-

(1)
Reflects the amounts accrued by the Company for the named executive officer’s accumulated benefit under the Supplemental Executive Retirement Plan, for the period from August 1, 2007, the effective date of the SERP, through December 31, 2011.  The vested benefit accruals are based upon a schedule that will not vary due to any changes with general interest rate or discount rates used in the marketplace.

Ms. Derrico’s and Mr. Porter’s individual SERPs are unfunded nonqualified deferred compensation plans for purposes of Title I of ERISA.  The SERPs were originally effective August 1, 2007 and provide that if the executive remains in employment through August 1, 2017, the executive will be entitled to ten annual payments beginning on the first day of the seventh month following the executive’s separation from service in an annual amount equal to $137,357 for Ms. Derrico and $106,330 for Mr. Porter.  The SERPs were amended effective April, 2010 to increase the amounts to $159,701 for Ms. Derrico and to $123,627 for Mr. Porter.  The annual benefit is designed to replace 50% of each executive’s estimated salary as of retirement.

The SERPs also provide that in the event of the executive’s death prior to August 1, 2017, the executive’s beneficiary will receive a lump sum payment of the executive’s accrued benefit under the SERP as of the executive’s death.  If the executive dies subsequent to the commencement of his or her ten annual payments, the remainder of the payments will be made to the executive’s beneficiary.  If the executive becomes disabled prior to August 1, 2017, the executive will receive a lump sum payment of his or her accrued benefit as of the date of disability payable when the executive reaches age 65 or, if later, the first day of the month following the executive’s disability.  If the executive has a separation from service prior to August 1, 2017, the executive will receive his or her accrued benefit payable in ten annual installments and beginning the first day of the seventh month following the executive’s separation from service.  If the separation from service follows a change in control, the executive will receive the full normal retirement benefit payable in ten annual installments and beginning the first day of the seventh month following the executive’s separation from service. The executives are always 100% vested in their accrued benefits under the SERPs.

Potential Payments Upon Termination or Change in Control

Change in Control Agreements

In August 2006, the Company and the Bank entered into change in control agreements with Ms. Derrico and Mr. Porter.  These agreements provide such officers certain lump sum cash payments in the event the officer’s employment is terminated without cause at any time or if, following a change in control, such employment is terminated by the executive for “good reason” and the officer signs the form of mutual general release.

For purposes of the change in control agreements, “cause” is defined as:

●
the officer’s commission of a willful act (including, without limitation, a dishonest or fraudulent act which dishonest or fraudulent act results in personal gain to the officer) or a grossly negligent act, or the willful or grossly negligent omission to act by the officer, which causes material financial or reputational harm to the Company or an affiliate of the Company;

●
the officer’s conviction of, or plea of nolo contendere to, any felony involving dishonesty or fraud or that causes significant material financial or reputational injury to the Company or an affiliate; or

●
the officer’s willful neglect of, or continued failure to substantially perform, in any material respect, his or her duties (as assigned to the officer from time to time) or obligations, including a material violation of the Company’s or an affiliate’s policy or procedures to the Company or an affiliate other than any such failure resulting from the officer’s incapacity due to physical or mental illness

Under the change in control agreements, “good reason” is defined as one of the following events, without the written consent of the officer, following a Change in Control:

●
the assignment to the officer of duties materially inconsistent with the officer’s then-current level of authority or responsibilities, or any other action by the Company or an affiliate that results in a material diminution in the officer’s position, compensation, authority, duties or responsibilities;

●	a breach by the Company or an affiliate of any material term or covenant of any agreement with the officer;

●	a requirement that the officer be based at any office or location that is more than twenty-five (25) miles from the officer’s principal office location immediately preceding a change in control; or

●
a failure by any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the affiliate employing the officer to assume expressly and agree to perform the change in control agreement in the same manner and to the same extent that the Company or any affiliate would be required to perform it if no such succession had taken place.

Under the change in control agreements, a “Change in Control” is defined generally to mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank as provided under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). A Change in Control will not be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them.

Upon a qualifying termination, the executive will receive a lump sum cash payment equal to a multiple (three times for Ms. Derrico and two times for Mr. Porter) of the sum of his or her annual base salary and target bonus as set by the Board, or if the Board has not set a target bonus, the bonus paid by the Company or the Bank for the year prior to the year in which termination occurs.  In addition to the cash payment, the executives will receive continuation of health insurance for a period ending on the earlier of (x) the date of receipt of comparable benefits from a new employer or (y) 24 months.  The agreement also provides that the executive’s equity awards will become fully-vested.  The Company and the Bank have also agreed to pay the excise tax that may be levied on “excess parachute payments” under Section 4999 of the Code, plus all taxes on such payments (known as a “gross-up payment”). All such payments and benefits are subject to any prohibitions, limitations and restrictions that may be applicable under the Federal Deposit Insurance Act and the regulations of the FDIC.  The officers will also be entitled to the indemnity provided by the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws and to any directors and officers liability insurance to the same extent, upon a change in control, as other of the Company’s or affiliate’s directors and officers are covered.

In consideration of these benefits, the officers have agreed:

●	to maintain the confidentiality of the Company’s and the Bank’s trade secrets;

●
not to compete with the Company and the Bank for the longer of 12 months after termination of employment or the period during which payments under the change in control agreement are being made (the “Restricted Period”);

●	not to solicit the Company’s or the Bank’s employees during the Restricted Period;

●	not to solicit the Company’s or the Bank’s customers during the Restricted Period; and

●	to sign a mutual general release, releasing the Company and the Bank of all potential claims relating to the officer’s employment and covenanting not to sue the Company or the Bank on any such claims.

The table below reflects estimates of the amount of compensation that would be payable to Ms. Derrico and Mr. Porter upon a qualifying termination under the change in control agreements on December 31, 2011.  Actual amounts that would be paid out can only be determined at the time of such qualifying termination.

Name	Salary and Bonus ($)(1)	Health Insurance Benefits ($)	Value of Unvested Equity Awards ($)(2)	280G Gross- Up Payment ($)(3)	Sum of Termination Benefits under Change in Control Agreement ($)
Georgia Derrico	977,193	11,265	3,960	861,861	1,854,279
R. Roderick Porter	507,936	11,265	3,960	539,353	1,062,514

(1)	Reflects an amount equal to three times, in the case of Ms. Derrico, and two times, in the case of Mr. Porter, the sum of annual base salary plus the bonus awarded for 2011.

(2)
Reflects the value of unvested stock options based on the spread between the exercise price and $6.10, the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 30, 2011, the last trading day of the 2011 fiscal year.  For purposes of this calculation, options with an exercise price greater than $6.10 were not included.

(3)
Reflects the estimated 280G gross-up payment, which is a payment that may be made only in the context of a change in control, based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 5.75% state income tax rate.

Supplemental Executive Retirement Plans

As described earlier in this Proxy Statement, effective August 1, 2007, the Bank entered into a SERP with each of Ms. Derrico and Mr. Porter.  In the event of the executive’s termination of employment following a change in control of the Company, the executive would be entitled to receive his or her full normal retirement benefit under the SERP, regardless of the time of the change in control, payable in ten annual installments and beginning the first day of the seventh month following the executive’s separation from service.  Assuming that these conditions for a payment under the SERP had been met as of December 31, 2011, Ms. Derrico and Mr. Porter would have been entitled to receive from the Bank an annual payment equal to $159,701 and $123,627, respectively, beginning seven months after termination and continuing for ten years.  If the above payments constituted parachute payments under Section 280G of the Code, Ms. Derrico and Mr. Porter would also be entitled to receive gross-up payments to cover the applicable amount of taxes.

In the event of the executive’s termination of employment not for cause (as defined in the SERP), death, or disability, in each case prior to a change in control, the executive would be entitled to receive his or her accrued benefits under the SERP calculated as of the date of termination. The accrued benefit is the benefit accrued and recorded by the Company on behalf of the officer pro-rated based on the number of full months the officer was employed during the year of termination.  Assuming that these conditions for a payment under the SERP had been met as of December 31, 2011, Ms. Derrico and Mr. Porter would have been entitled to receive from the Bank a payment equal to $465,581 and $360,414, respectively, paid out in ten equal annual installments.  In the event of the executive’s termination of employment for cause (as defined in the SERP), the executive would forfeit his or her SERP benefits.

For additional information regarding the SERP, please see the Pension Benefits Table earlier in this proxy statement.

Treatment of Stock Options upon a Change in Control

For all stock options granted under the 2004 Plan, the individual award agreements between the Company and the executive provide that if a tender offer or exchange offer for shares of the Company’s Common Stock (other than such an offer by the Company) is commenced, or if the stockholders of the Company approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly-owned institution or for the sale or other disposition of all or substantially all of the assets of the Company, all outstanding stock options will immediately vest and become fully exercisable.

For all stock options granted under the 2010 Plan, the individual award agreements between the Company and the executive provide that if any of the following change of control events occurs, all outstanding options will immediately vest and become exercisable: (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company’s subsidiary bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iv) the Company is to be dissolved and liquidated, (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board.

Assuming such an event occurred on December 31, 2011, Ms. Derrico and Messrs. Baker, Lagos, Porter and Stevens would have received a benefit of $3,960, $720, $720, $3,960 and $540, respectively, which reflects the value of unvested stock options based on the spread between the exercise price and $6.10, the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 30, 2011, the last trading day of the 2011 fiscal year.  For purposes of this calculation, options with an exercise price greater than $6.10 were not included.

Treatment of Stock Options upon Termination of Employment Without a Change in Control, Death or Disability

Pursuant to the 2004 and 2010 Plan, if the executive ceases to be a director or employee of the Company for any reason other than death or disability, he may, at any time within three months after his date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option only to the extent it was vested and he was entitled to exercise the option on the date of termination. Any options which are not so exercised will terminate and be forfeited. If the executive dies or ceases to be a director, officer or employee of the Company due to his disability, all of his or her unvested options will immediately become vested and exercisable and the executive, or the person or persons to whom the option is transferred by will or by the laws of descent and distribution, may, at any time within 12 months after the death or date of termination, or such longer period as may be determined by the Compensation Committee, exercise any option with respect to all shares subject thereto. Any options which are not so exercised will terminate and be forfeited. Assuming the executive’s death or disability occurred on December 31, 2011, Ms. Derrico and Messrs. Baker, Lagos, Porter and Stevens would have received a benefit of $3,960, $720, $720, $3,960 and $540, respectively, which reflects the value of unvested stock options based on the spread between the exercise price and $6.10, the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 30, 2011, the last trading day of the 2011 fiscal year.  For purposes of this calculation, options with an exercise price greater than $6.10 were not included.  Any options which are not exercised within the periods described above (three months for termination other than death or disability and one year due to death or disability) will terminate and be forfeited.  Compensation Committee Interlocks and Insider Participation

During 2011, no executive officer of the Company served as (1) a member of a compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2011; (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship that required disclosure under “Certain Relationships and Related Party Transactions.”

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

John J. Forch (Chairman)
Neil J. Call
Charles A. Kabbash
Frederick L. Bollerer

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  The Board of Directors has determined that each Audit Committee member is independent in accordance with the listing standards of the NASDAQ Stock Market and in Section 10A of the Securities Exchange Act of 1934, as amended, and that Neil J. Call has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the SEC.

In discharging its oversight responsibility as to the audit process, the Audit Committee (1) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board, (2) discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and (3) satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.” With and without management present, the Audit Committee discussed and reviewed the results of the internal and external audit examinations.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2011, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

The Audit Committee

Neil J. Call (Chairman)
John J. Forch
Frederick L. Bollerer

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2011 by KMPG and 2010 by Crowe Horwath LLP:

	2011	2010
Audit fees(1)	$250,000	$176,000
Audit related fees	--	--
Tax fees(2)	--	24,235
All other fees(3)	--	3,600

(1)
Includes fees billed for professional services rendered in connection with the audits of the Company’s annual consolidated financial statements and quarterly reviews of the Company’s consolidated financial statements. Does not include fees for the re-audit of 2010 and 2009 financials performed by KPMG.

(2)	Includes fees billed for professional services rendered for guidance regarding and the preparation of federal, state and franchise tax returns for the Company and Bank.

(3)	Includes fees billed for professional services rendered for guidance related to certain accounting consultations regarding fixed assets.

The Audit Committee will consider, on a case-by-case basis, and approve, if appropriate, all audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm.  Pre-approval of such services is required unless a “de minimus” exception is met.  To qualify for the “de minimus” exception, the aggregate amount of all such services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approval has been delegated by the Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to the Company’s policy, the Board of Directors is required to review all related party transactions for potential conflicts of interest.  Under the policy, any related party transaction may be consummated or may continue only (1) if the Board approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (2) if the transaction involves compensation that has been approved by the Company’s Compensation Committee or (3) if the transaction has been approved by the disinterested members of the Board of Directors. The Board may approve or ratify the related party transaction only if the Board determines that, under all of the circumstances, the transaction is in the best interests of the Company.

Many of the directors and executive officers of the Company and the Bank and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank.  During 2011, the Bank made loans in the ordinary course of business to certain of the directors and executive officers of the Company and the Bank and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features.  Loans to directors and executive officers and certain significant stockholders of the Company and the Bank are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and certain significant stockholders of the Company and the Bank satisfy the foregoing standards.  As of December 31, 2011, all of such loans aggregated $223,449 which was approximately 0.25% of the Company’s Tier 1 capital at such date.  The Company expects the Bank to have such transactions or transactions on a similar basis with the directors, executive officers and certain significant stockholders of the Company and the Bank and their associates in the future.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
MANAGEMENT OF THE COMPANY AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of March 1, 2012, by (1) each director, director nominee and named executive officer of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors, director nominees and named executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each stockholder is the same as the address of the Company.

Name	Position With the Company and the Bank	Number of Shares of Common Stock Owned		Percentage Beneficially Owned (1)

5% or Greater Holders:

Banc Fund VI L.P. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	Investor	856,710	(2)	7.39%

Corbyn Investment Management, Inc. Suite 108 2330 W. Joppa Road Lutherville, Maryland 21093	Investor	714,543	(3)	6.17%

Directors and Executive Officers:

Georgia S. Derrico(4)	Chairman of the Board and Chief Executive Officer of the Company and the Bank	531,795	(5)	4.59%

R. Roderick Porter(4)	Vice Chairman of the Board and President and Chief Operating Officer of the Company and the Bank	531,795	(6)	(4)

Neil J. Call	Director of the Company and the Bank	107,554	(7)	*

Charles A. Kabbash	Director of the Company and the Bank	83,874	(8)	*

John J. Forch	Director of the Company and the Bank	42,904	(9)	*

Frederick L. Bollerer	Director of the Company and the Bank	15,757	(10)	*

W. Bruce Jennings	Director of the Company and the Bank	24,950	(11)	*

William H. Lagos	Senior Vice President and Chief Financial Officer of the Company and the Bank	39,955	(12)	*

William H. Stevens	Executive Vice President and Chief Risk Officer of the Bank	23,358	(13)	*

Thomas P. Baker	Senior Vice President and Chief Credit Officer of the Bank	28,134	(14)	*

Directors, Director Nominees and Named Executive Officers as a Group (11 persons)		1,549,623		13.37%

*	Indicates ownership which does not exceed 1.0%.

(1)
The percentage beneficially owned was calculated based on 11,590,212 shares of Company Common Stock outstanding as of December 31, 2011 and assumes the exercise by the stockholder or group named in each row of all options or warrants for the purchase of Company Common Stock held by such stockholder or group and exercisable within 60 days.

(2)
The information regarding beneficial ownership is included in reliance on a Schedule 13G/A filed with the SEC on February 7, 2012 jointly on behalf of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. (collectively the “Banc Fund Group”.) The Banc Fund Group may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2011. The Banc Fund Group reported aggregate beneficial ownership of 856,710 shares, or 7.4% of the Company’s common stock as of such date, including 230,110 shares beneficially owned by Banc Fund VI L.P., 315,300 shares beneficially owned by Banc Fund VII L.P. and 311,300 shares beneficially owned by Banc Fund VIII L.P.

(3)
The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the SEC on January 10, 2012 jointly on behalf of Corbyn Investment Management, Inc. and Greenspring Fund, Inc. (collectively, the “Corbyn Group”). The Corbyn Group may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2011.  The Corbyn Group reported aggregate beneficial ownership of 714,543 shares, or 6.17% of the Company’s common stock as of such date, including 125,460 shares beneficially owned by Corbyn Investment Management, Inc. and 589,083 shares beneficially owned by Greenspring Fund, Inc.

(4)	Ms. Derrico and Mr. Porter are married. Ms. Derrico and Mr. Porter together beneficially own 4.59% of the outstanding shares of Common Stock.

(5)
Consists of (a) 312,250 shares of Common Stock held jointly with Mr. Porter, (b) 70,125 shares of Common Stock held of record by an IRA account for the benefit of Ms. Derrico, (c) 30,495 shares of Common Stock held of record by an IRA account for the benefit of Mr. Porter, (d) 3,414 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Ms. Derrico, (e) 3,311 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Porter, (f) 8,250 shares of Common Stock which may be acquired upon the exercise of the warrants issued to Ms. Derrico who advanced funds to the Company to pay organizational and pre-opening expenses, (g) 47,850 shares of Common Stock which may be acquired upon the exercise of stock options granted to Ms. Derrico under the Option Plans, (h) 8,250 shares of Common Stock which may be acquired upon the exercise of the warrants issued to Mr. Porter who advanced funds to the Company to pay organizational and pre-opening expenses and (i) 47,850 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Porter under the Option Plans.  Does not include 11,000 shares of Common Stock held individually by R. Devon Porter, the adult son of Ms. Derrico who resides in the same home.

(6)
Consists of (a) 312,250 shares of Common Stock held jointly with Ms. Derrico, (b) 30,495 shares of Common Stock held of record by an IRA account for the benefit of Mr. Porter, (c) 70,125 shares of Common Stock held of record by an IRA account for the benefit of Ms. Derrico, (d) 3,311 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Porter, (e) 3,414 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Ms. Derrico, (f) 8,250 shares of Common Stock which may be acquired upon the exercise of the warrants issued to Mr. Porter who advanced funds to the Company to pay organizational and pre-opening expenses, (g) 47,850 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Porter under the Option Plans, (h) 8,250 shares of Common Stock which may be acquired upon the exercise of the warrants issued to Ms. Derrico who advanced funds to the Company to pay organizational and pre-opening expenses and (i) 47,850 shares of Common Stock which may be acquired upon the exercise of stock options granted to Ms. Derrico under the Option Plans.  Does not include 11,000 shares of Common Stock held individually by R. Devon Porter, the adult son of Mr. Porter who resides in the same home.

(7)
Includes (a) 11,000 shares of Common Stock which may be acquired pursuant to the exercise of the warrants issued to Mr. Call who advanced funds to the Company to pay organizational and pre-opening expenses, (b) 2,700 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Call under the Option Plans and (c) 6,000 shares of Common Stock held jointly by Mr. Call and his spouse.

(8)
Includes (a) 14,847 shares of Common Stock held jointly by Mr. Kabbash and his spouse, (b) 11,100 shares of Common Stock held of record by an IRA account for the benefit of Mr. Kabbash, (c) 6,187 shares of Common Stock held of record by an IRA account for the benefit of Mr. Kabbash’s spouse, (d) 11,000 shares of Common Stock which may be acquired pursuant to the exercise of the warrants issued to Mr. Kabbash who advanced funds to the Company to pay organizational and pre-opening expenses and (e) 2,700 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Kabbash under the Option Plans.

(9)
Includes (a) 5,000 shares of Common Stock held of record by an IRA account for the benefit of Mr. Forch, (b) 2,700 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Forch under the Option Plans, (c) 710 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Forch and (d) 1,000 shares of Common Stock held jointly by Mr. Forch and his spouse.

(10)
Includes (a) 14,157 shares of Common Stock held of record by an IRA account for the benefit of Mr. Bollerer, and (b) 1,600 shares of Common Stock which may be acquired upon the exercise of stock options granted to Mr. Bollerer under the Option Plans.

(11)
Includes (a) 11,000 shares of Common Stock held of record by the W. Bruce Jennings Revocable Living Trust, of which Mr. Jennings is the trustee, (b) 8,450 shares of Common Stock held of record by the WBJ Irrevocable Trust, of which Mr. Jennings is the trustee and (c) 5,500 shares of Common Stock held of record by an IRA account for the benefit of Mr. Jennings.

(12)
Includes (a) 1,498 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Lagos and (b) 19,600 shares of Common Stock which may be acquired upon exercise of stock options granted to Mr. Lagos under the Option Plans.

(13)
Includes (a) 1,395 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Stevens, (b) 1,492 shares of Common Stock held of record by an IRA account for the benefit of Mr. Stevens and (c) 18,900 shares of Common Stock which may be acquired upon exercise of stock options granted to Mr. Stevens under the Option Plans.

(14)
Includes 1,213 shares of Common Stock held of record by the Company’s 401(k) Plan as custodian for Mr. Baker, (b) 721 shares of Common Stock held of record by an IRA account for the benefit of Mr. Baker and (c) 26,200 shares of Common Stock which may be acquired upon exercise of stock options granted to Mr. Baker under the Option Plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC.  Such persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms they file.

Based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers and directors were complied with by such persons. The Company does not have any greater than 10% stockholders.

Item 2
PROPOSAL TO RATIFY REAPPOINTMENT OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the Audit Committee’s approval and recommendation, the Board of Directors has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.  During the two most recent fiscal years ended December 31, 2011 and 2010 and from January 1, 2012 through March 9, 2012, neither the Company nor anyone on its behalf consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively.

On March 9, 2011, the Audit Committee of the Board of Directors dismissed Crowe Horwath LLP (“Crowe Horwath”) as the Company’s independent registered public accounting firm, effective as of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  The reports of Crowe Horwath on the consolidated financial statements of the Company for the years ended December 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the two fiscal years ended December 31, 2010 and 2009 and from January 1, 2011 through March 9, 2011, (i) there were no disagreements with Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Crowe’s satisfaction, would have caused Crowe to make reference to the subject matter thereof in connection with its report on the Company’s consolidated financial statements for such years and (ii) except as disclosed below, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.  As of December 31, 2010, the Company had a material weakness in internal controls over financial reporting related to the identification of one subsequent event and management believes that there were no other deficiencies that constituted a material weakness as of such date.  Management was informed by Crowe Horwath that a material weakness existed related to subsequent event evaluation following the notification of dismissal by the Company.  The Company has implemented improved controls intended to remediate this material weakness. This material weakness was disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein.  The Chairman of the Audit Committee has discussed this matter with Crowe Horwath.  The Company has authorized Crowe Horwath to respond fully to the inquiries of KPMG LLP (“KPMG”) concerning this matter.

At the Annual Meeting, the stockholders will be asked to consider and act upon a proposal to ratify the reappointment of KPMG.  The ratification of such reappointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting.  Representatives of KPMG will be present at the Annual Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm for the 2012 fiscal year is not required by the Company’s Amended and Restated Bylaws, state law or otherwise.  However, the Board of Directors is submitting the selection of KPMG to the Company’s stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection of KPMG is ratified, the Audit Committee may, in their discretion, direct the appointment of a different independent registered public accounting firm at any time during the 2012 fiscal year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE REAPPOINTMENT OF KPMG LLP.

Item 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of its named executive officers.

The Company urges shareholders to read the section titled “EXECUTIVE COMPENSATION AND OTHER MATTERS — Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement, which describes in more detail how its executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 18-25, which provide detailed information on the compensation of the Company’s named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in advancing both the short- and long-term interests of stockholders while also ensuring that the Company and the Bank are able to attract, retain and motivate executive management talent, and that the compensation of its named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.

The Company is asking for stockholder approval of the compensation of its named executive officers as disclosed in this Proxy Statement in accordance with the SEC rules, which disclosures include the information contained in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this Proxy Statement.

Accordingly, the Company is asking its stockholders to vote on the following resolution at the Annual Meeting:

“Resolved, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

This advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding its executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2013 ANNUAL MEETING

In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2013 Annual Meeting of Stockholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices no later than January 17, 2013, which is 90 days prior to the one-year anniversary of the mailing of this Proxy Statement.  Stockholder proposals should be submitted to Southern National Bancorp of Virginia, Inc., 550 Broadview Avenue, Warrenton, Virginia 20186, Attention: Corporate Secretary.  If a stockholder is permitted to present a proposal at the 2013 Annual Meeting, but the proposal was not included in the 2013 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after March 6, 2013, which is 45 days prior to the one-year anniversary of the mailing of this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, to any stockholder upon written request to Southern National Bancorp of Virginia, Inc., 550 Broadview Avenue, Warrenton, Virginia 20186, Attention: Corporate Secretary.

ATTENDANCE AT THE ANNUAL MEETING

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by a guest. Registration of attendees of the Annual Meeting will begin at 2:00 p.m.  If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Annual Meeting and does not know of any other matters that are to be presented for action at the Annual Meeting.  However, if any other matter does properly come before the Annual Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting.  Regardless of whether you plan to attend the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope or vote your proxy by telephone or over the Internet by following the instructions at www.cfpproxy.com/6090 at your earliest convenience.

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	PROXY SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC .
			For	With- hold	For All Except
2012 ANNUAL MEETING OF STOCKHOLDERS	1.	ELECTION of three Class III directors to serve until the 2015
TO BE HELD ON THURSDAY, MAY 17, 2012		annual meeting of stockholders, and until their successors
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.		are duly elected and qualified, or until their earlier
resignation or removal.

The 2012 Annual Meeting of Stockholders of Southern National Bancorp of Virginia, Inc.		Georgia S. Derrico Charles A Kabbash W. Bruce Jennings
(the "Company") will be held at International Country Club at 13200 Lee Jackson Highway,
Fairfax, Virginia 22033, on Thursday, May 17, 2012, beginning at 2:00 p.m. (local time). The		INSTRUCTION: To withhold authority to vote for any individual nominee, mark
undersigned hereby acknowledges receipt of the related Notice of 2012 Annual Meeting of		“For All Except” and write that nominee’s name in the space provided below.
Stockholders and Proxy Statement dated April 17, 2012 accompanying this proxy.

The undersigned stockholder hereby appoints Georgia S. Derrico and R. Roderick Porter, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all
shares of Common Stock, par value $0.01 per share, of the Company owned of record by the	2.	RATIFICATION of the reappointment of KPMG LLP as the	For	Against	Abstain
undersigned and otherwise to act on behalf of the undersigned at the 2012 Annual Meeting		independent registered public accounting firm of the Company
of Stockholders and any postponement or adjournment thereof in accordance with the		for the fiscal year ending December 31, 2012.
directions set forth herein and with discretionary authority with respect to such other matters			For	Against	Abstain
as may properly come before such meeting or any postponement or adjournment(s) thereof.	3.	APPROVAL of an advisory (non-binding) proposal on the
		compensation of the Company's named executive officers.

The Board of Directors recommends a vote FOR the election of all nominees for director named herein and FOR proposals 2 and 3.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein.

If no direction is made, this proxy will be voted FOR the election of all nominees for director named herein and FOR proposals 2 and 3.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above Co-holder (if any) sign above

Please sign your name exactly as it appears below. If shares are held jointly, all joint owners must sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Detach above card, sign, date and mail in postage paid envelope provided.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC .

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

6090